Exhibit 99.1

For Immediate Release	TXCO Contacts
Thursday, April 3, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Announces Postponement
Of 2008 Annual Meeting of Stockholders

SAN ANTONIO -- April 3, 2008 -- TXCO Resources Inc. (Nasdaq: TXCO) announced today that it is postponing its 2008 Annual Meeting of Stockholders to Friday, May 30, 2008, from Friday, May 9, 2008, in order to include additional proposals required to be included in its proxy statement in connection with the previously announced Settlement Agreement with Third Point LLC.

The Company intends to file a new preliminary proxy statement containing the new proposals with the Securities and Exchange Commission (SEC) in the near future and will distribute a definitive proxy statement to its stockholders following the applicable SEC review process. TXCO's Board of Directors decided to postpone the 2008 Annual Meeting to ensure that stockholders have sufficient time to properly evaluate the proposals set forth in the proxy statement and register their votes for the 2008 Annual Meeting.

"We consider the proposals in our proxy statement to be of considerable importance to the future of the Company and the interests of all stockholders and we want to ensure that everyone has the opportunity to carefully evaluate our proposals and cast their votes accordingly," said CEO James E. Sigmon.

TXCO is also resetting the record date for the 2008 Annual Meeting, as postponed. Stockholders of record at the close of business on Monday, April 14, 2008, the new record date for the 2008 Annual Meeting, will be entitled to notice of, and to vote at, the meeting. The time and place of the 2008 Annual Meeting will remain as previously announced at 10 a.m., Central Daylight Time, at The Petroleum Club of San Antonio, 8620 North New Braunfels Avenue, San Antonio, Texas 78217.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build stockholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty that are beyond TXCO's ability to control or predict. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential risk factors is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.